Exhibit (i)(1)

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

December 29, 2006

The RBB Fund, Inc.

Bellevue Park Corporate Center

400 Bellevue Parkway

Wilmington, Delaware 19809

Re:	Shares Registered by Post-Effective Amendment No. 110 to Registration Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 110 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $ .001 par value per share (collectively, the “Shares”), with respect to the Company’s Money Market, Robeco Boston Partners Large Cap Value, Robeco Boston Partners Mid Cap Value, Robeco Boston Partners Long/Short Equity, Robeco Boston Partners All-Cap Value, Robeco Boston Partners Small Cap Value II, Robeco WPG Core Bond, Robeco WPG Small Cap Value, Robeco WPG Large Cap Growth, Bogle Small Cap Growth, Schneider Small Cap Value, Schneider Value, Senbanc, n/i numeric investors Emerging Growth, n/i numeric investors Growth, n/i numeric investors Mid Cap and n/i numeric investors Small Cap Value Portfolios:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Money Market	L I	1500 million 1500 million

Robeco Boston Partners Large Cap Value	QQ RR	100 million 100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES
Robeco Boston Partners Mid Cap Value	UU TT	100 million 100 million

Robeco Boston Partners Long/Short Equity	III JJJ	100 million 100 million

Robeco Boston Partners All-Cap Value	VV WW	100 million 100 million

Robeco Boston Partners Small Cap Value II	DDD EEE	100 million 100 million

Robeco WPG Core Bond	SSS TTT XXX	100 million 50 million 100 million

Robeco WPG Small Cap Value	UUU	50 million

Robeco WPG Large Cap Growth	VVV	50 million

Bogle Small Cap Growth	NNN OOO	100 million 100 million

Schneider Small Cap Value	YY	100 million

Schneider Value	PPP	100 million

Senbanc	WWW	50 million

n/i numeric investors Emerging Growth	FF	50 million

n/i numeric investors Growth	GG	50 million

n/i numeric investors Mid Cap	HH	50 million

n/i numeric investors Small Cap Value	MMM	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $ .0001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement. We hereby certify that Post-Effective Amendment No. 110 does not contain disclosure that would render it ineligible to become effective immediately upon filing pursuant to Rule 485(b) under the Securities Act of 1933.

Very truly yours,

/s/ Drinker Biddle & Reath
Drinker Biddle & Reath LLP